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                                                                     Exhibit 5
                             WEIL, GOTSHAL & MANGES
                A Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007

Writer's Direct Line


                                September 12, 1994


     National Intergroup, Inc.
     1220 Senlac Drive
     Carrollton, Texas  75006

                    Re:  National Intergroup, Inc. --
                         Registration Statement on Form S-4
                         ----------------------------------

     Gentlemen:

               We have acted as counsel to National Intergroup, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the 6,510,000 common shares, par value $5.00 per share (the "Common Shares"), of the Company to be issued pursuant to the Agreement and Plan of Merger, dated as of June 30, 1994 (the "Merger Agreement"), by and among the Company, FoxMeyer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), and FoxMeyer Corporation, a Delaware corporation and an 80.5% owned subsidiary of the Company ("FoxMeyer"), whereby FoxMeyer will be merged with and into Acquisition.

               In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


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     National Intergroup, Inc.
     September 12, 1994
     Page

               In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

               Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Shares to be issued pursuant to the Merger Agreement have been duly authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

               The opinions herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Joint Proxy Statement/ Prospectus which is a part of said Registration Statement.


                                        Very truly yours,

                                        Weil, Gotshal & Manges